Exhibit 99.1

News Release	BJ Services Company 4601 Westway Park Blvd. Houston, Texas 77041 713/462-4239

Contact: Jeff Smith

BJ SERVICES REPORTS SECOND FISCAL QUARTER

EARNINGS OF $0.15 PER DILUTED SHARE

Houston, Texas. April 21, 2009. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported net income of $43.0 million, or $0.15 per diluted share, for the second quarter of fiscal 2009, which ended March 31, 2009. The quarter’s diluted earnings per share decreased 71% compared to the $0.51 per diluted share reported in the previous quarter and decreased 65% compared to the $0.43 per diluted share for the second quarter of fiscal 2008.

Revenue in the second quarter of fiscal 2009 was $1.05 billion, a 26% decrease from the $1.43 billion reported in the previous quarter and an 18% decrease from the $1.28 billion reported in the prior year’s March quarter. Operating income for the quarter was $58.0 million, a 74% decrease compared to $220.4 million for the previous quarter and a 69% decrease compared to $186.5 million reported in the second quarter of fiscal 2008. Operating income as a percentage of revenue was 5.5% in the second quarter of fiscal 2009, compared to 15.4% in the previous quarter and 14.5% in the comparable quarter of the prior year.

Commenting on the results, Chairman and CEO Bill Stewart said, “Lower demand for energy triggered by the global economic recession led to a precipitous decline in drilling activity this quarter, particularly in North America. North American drilling activity declined 28% sequentially and 27% year over year and, at the current level of 975 active rigs, the U.S. drilling rig count has reached its lowest level in six years. This decline in activity and intensive competition led to severe price reductions for our services and products. Our international customers responded to the lower commodity price environment sooner than expected, with average rig count outside North America declining 9% sequentially and 6% year over year, negatively impacting our results in these markets.

“In response to these unfavorable market conditions, we have taken specific steps to align our cost structure with the business climate. We have reduced our global workforce by approximately 11%, most of which took place in the United States. Severance costs related to these personnel reductions totaled $6.2 million during the quarter. Capital spending and discretionary spending have been reduced and strong efforts to seek cost reductions throughout our supply chain are well underway. We are maintaining our strong balance sheet with a focus on working capital reductions during this difficult period. Canada has entered its spring break-up period, and we expect that drilling activity in the United States will decline further over the next several quarters, and will not meaningfully improve until natural gas supply is in better balance with demand, which may occur some time next year. We expect some modest decline in drilling activity outside of North America in the near term, but not as severe as what we experienced in the second quarter.”

During the quarter, cash and cash equivalents increased $71.4 million to $244.8 million and debt increased $9.0 million to $562.3 million. Uses of cash during the quarter included capital expenditures of $121.0 million and the payment of $14.6 million in dividends. Debt repayable within the next twelve months is approximately $64 million, and the Company has no borrowings outstanding under its $400 million bank credit facility.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)

	Three Months Ended
	March 31		December 31
	2009	2008	2008
Revenue	$1,054,607	$1,283,202	$1,431,642
Operating Expenses:
Cost of sales and services	909,543	1,004,107	1,099,232
Pension settlement	—	—	21,695
Research and engineering	17,095	18,913	17,120
Marketing	26,784	31,764	30,745
General and administrative	40,839	41,652	42,421
Loss on long-lived assets	2,377	238	28

Total operating expenses	996,638	1,096,674	1,211,241

Operating income	57,969	186,528	220,401
Interest expense	(7,410)	(6,949)	(6,081)
Interest income	348	356	515
Other income (expense), net	(920)	1,053	1,452

Income before income taxes	49,987	180,988	216,287
Income taxes	6,999	53,685	67,049

Net income	$42,988	$127,303	$149,238

Earnings Per Share:
Basic	$0.15	$0.43	$0.51
Diluted	$0.15	$0.43	$0.51

Weighted Average Shares Outstanding:
Basic	292,054	293,245	292,685
Diluted	293,447	295,285	293,910

Supplemental Data:
Depreciation and amortization	$77,349	$64,900	$70,656
Capital expenditures	120,963	149,989	117,298
Debt	562,331	615,892	553,357

	Six Months Ended March 31
	2009	2008
Revenue	$2,486,249	$2,568,267
Operating Expenses:
Cost of sales and services	2,008,775	1,954,557
Pension settlement	21,695	—
Research and engineering	34,215	36,111
Marketing	57,529	60,596
General and administrative	83,260	78,282
Loss (gain) on long-lived assets	2,405	(388)

Total operating expenses	2,207,879	2,129,158

Operating income	278,370	439,109
Interest expense	(13,491)	(14,811)
Interest income	863	830
Other income (expense), net	532	(1,658)

Income before income taxes	266,274	423,470
Income taxes	74,048	123,983

Net income	$192,226	$299,487

Earnings Per Share:
Basic	$0.66	$1.02
Diluted	$0.65	$1.01

Weighted Average Shares Outstanding:
Basic	292,373	292,934
Diluted	293,572	295,182

Supplemental Data:
Depreciation and amortization	$148,005	$127,666
Capital expenditures	238,261	311,786

Operating Highlights

Following are the results of operations for the three months ended March 31, 2009, March 31, 2008 and December 31, 2008 and for the six months ended March 31, 2009 and 2008:

	Three Months Ended			Six Months Ended
	March 31		December 31	March 31
	2009	2008	2008	2009	2008
U.S./Mexico Pressure Pumping Revenue	$475,576	$635,870	$721,546	$1,197,122	$1,290,012
Operating Income	25,680	125,130	151,885	177,565	305,218
Operating Income Margins	5%	20%	21%	15%	24%

Canada Pressure Pumping Revenue	$95,371	$138,790	$131,810	$227,181	$260,136
Operating Income	5,916	14,481	28,843	34,759	31,473
Operating Income Margins	6%	10%	22%	15%	12%

International Pressure Pumping Revenue	$276,664	$292,120	$328,968	$605,632	$580,632
Operating Income	21,585	34,714	45,559	67,144	70,639
Operating Income Margins	8%	12%	14%	11%	12%

Oilfield Services Group Revenue	$206,996	$216,422	$249,318	$456,314	$437,487
Operating Income	20,460	39,155	41,195	61,655	81,122
Operating Income Margins	10%	18%	17%	14%	19%

Corporate
Operating Loss	$(15,672)	$(26,952)	$(47,081)	$(62,753)	$(49,343)

March Quarter Review

U.S./Mexico Pressure Pumping Services second quarter 2009 revenue of $475.6 million was 34% lower than the December 2008 quarter (sequential) with average active drilling rigs for the same period decreasing 27%. Most of the decrease was attributable to lower fracturing and cementing activity in the U.S., coupled with a significant reduction in pricing for our services and products. Mexico revenues increased sequentially, due to increased activity both onshore and offshore. Compared to the March 2008 quarter (year over year), revenue decreased 25% on a 22% decrease in average active drilling rigs. Operating income margin for U.S./Mexico decreased to 5% from 21% in the previous quarter and 20% in the same quarter last year. The lower operating income margin was primarily due to lower drilling activity and pricing for our services and products. In addition, the Company recorded $8.2 million of non-cash charges during the quarter related to excess or idle fixed assets in the United States.

Canada Pressure Pumping Services second quarter 2009 revenue of $95.4 million was 28% lower sequentially with average drilling rig activity down 19%. Year over year revenue decreased 31% with average drilling rig activity down 35%. Operating income margin for the second quarter of 2009 was 6%, down from 22% in the previous quarter and down from 10% in the same quarter in the previous year. The margin decline was largely attributable to lower drilling activity and pricing.

International Pressure Pumping Services second quarter 2009 revenue of $276.7 million decreased 16% sequentially with average active drilling rig levels decreasing 9% for the same period. Revenue compared to the same quarter last year decreased 5% with average active drilling rig count down 6%. Percentage changes in revenue by region compared to the first quarter of fiscal 2009 and the second quarter of fiscal 2008 are as follows:

Region	Sequential	Year Over Year
Europe	1%	—%
Middle East	-19%	-10%
Asia Pacific	-20%	17%
Russia	-47%	-55%
Latin America	-12%	-5%

Total	-16%	-5%

All of our International Pressure Pumping operating segments showed sequential revenue declines, with the exception of Europe which contributed modest improvement as a result of increased service activity in the Netherlands, the U.K. and continental Europe. The sequential decline in the Middle East and Asia Pacific is largely attributable to activity-related declines in virtually every country compared to the prior quarter, as numerous drilling programs have been delayed or reduced as a result of lower crude oil prices and the global economic downturn. Latin America also recorded a sequential decrease primarily as a result of lower activity in Argentina, Venezuela and Peru, partially offset by increased activity in Brazil.

Year over year, International Pressure Pumping revenue declined 5% with average active drilling rigs decreasing 6%. Revenue increased 17% in Asia Pacific, with average active drilling rigs increasing 1%, offset by decreases of 10% in the Middle East and 5% in Latin America, with average active drilling rigs decreasing 4% and 12%, respectively. The Asia Pacific increase reflects increased activity levels in Malaysia, Thailand and China. The Middle East decrease was primarily the result of decreased activity in Saudi Arabia, India, Kazakhstan and Bangladesh partially offset by increases in North Africa. Latin America was negatively impacted by labor strikes in Argentina and decreased activity in other areas.

Our activity in Russia decreased sequentially and year-over-year as we closed one base upon the completion of a service contract. We continue to operate out of one base in Russia, primarily servicing one customer contract which will likely expire before the end of the fiscal year.

Operating income margin for International Pressure Pumping was 8% for the second quarter of fiscal 2009, compared to 14% reported in the previous quarter and 12% reported for the same quarter last year. The lower margins were primarily the result of overall activity and revenue decline in the segment, along with some price reductions in certain markets. In addition, we incurred a $4.3 million loss on the unfavorable resolution of a VAT refund claim in Indonesia during the quarter.

Oilfield Services Group second quarter 2009 revenue of $207.0 million decreased 17% sequentially and 4% year over year. Percentage changes in revenue by division compared to the first quarter of fiscal 2009 and the second quarter of fiscal 2008 are as follows:

Division	Sequential	Year Over Year
Tubular Services	-16%	-10%
Process & Pipeline Services	-12%	-11%
Chemical Services	-10%	6%
Completion Tools	-22%	3%
Completion Fluids	-31%	-3%

Total	-17%	-4%

All of our Oilfield Services Group’s operating segments reported sequential revenue declines in the second quarter of fiscal 2009. Completion Fluids and Completion Tools showed the largest sequential decreases in revenue, largely as a result of relatively large project-related international sales in the first quarter that did not repeat in the second quarter and lower than expected activity in the Gulf of Mexico. Other sequential revenue declines in the Oilfield Service Group were primarily attributable to lower market activity in the United States and certain international markets.

Year over year, Process & Pipeline Services revenues declined primarily as a result of decreased activity in North America. Tubular Services revenues declined due to lower service activity primarily in the Gulf of Mexico and Asia Pacific. Chemical Services revenues improved primarily as a result of increased capillary work in the U.S. and internationally. Completion Tools revenues also increased primarily as a result of the inclusion of the Innicor business acquired in May 2008, largely offset by lower international sales activity.

The Oilfield Services Group operating income margin for the quarter was 10%, down from 17% in the previous quarter and 18% in the prior year’s second quarter, reflecting the lower activity levels to cover fixed costs.

Corporate operating loss in the second quarter of fiscal 2009 was lower sequentially and year-over-year primarily as a result of lower accruals for estimated cash incentives for the fiscal year, based on current performance estimates. In addition, the first quarter of fiscal 2009 included a $21.7 million non-cash pension settlement charge, after receiving regulatory approval for an agreement reached in September 2006 to transfer the obligation related to a frozen defined benefit pension plan to a third-party insurance company.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the March 2009 quarter compared to the December 2008 quarter and the March 2008 quarter. The information presented is based on our combined service and product line offering by geographic region.

Region	Sequential	Year Over Year
U.S.	-33%	-25%
Canada	-27%	-23%

Total	-32%	-25%

Latin America (incl. Mexico)	-9%	—%
Europe/Africa	4%	7%
Russia	-55%	-47%
Middle East	-23%	-14%
Asia Pacific	-24%	-1%

Total	-26%	-18%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the conference call mentioned below will be posted on our website as soon thereafter as practicable.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 9:00 a.m. Central Time.

To participate in the conference call, please call 913-312-1408 ten minutes prior to the conference call start time and give the conference code number 6129493. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719-457-0820 and the replay entry code is 6129493. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company’s prospects, expected revenue, expenses and profits, strategies for our operations, and other subjects, including conditions in the oilfield service and oil and natural gas industries and in the U.S. and international economy in general. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that could cause actual results to differ materially from the results expected. These risk factors include, but are not limited to, general economic and business conditions, global economic growth and activity, oil and natural gas market conditions, political and economic uncertainty, and other risks and uncertainties described in our Annual Report on Form 10-K and subsequent public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping, well completion, production enhancement and pipeline services to the petroleum industry.

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)